Exhibit 2

                          JELLICOE RESOURCE ASSOCIATES


                                    CONSENT

United States Securities and Exchange Commission ("SEC")

Dear Sirs/Mesdames:

Re: Shore Gold Inc. - Annual Report on Form 40-F for the year ended December 31, 2005 (the "Annual Report")

         Reference is made to the Summary of Exploration and Evaluation of the Fort a la Corne Kimberlite Field, East-Central Saskatchewan updated November 9, 2005 (the "Technical Report").

         The undersigned hereby consents to the inclusion of the Technical Report, our name and references to and excerpts from the Technical Report in both the Annual Report and through incorporation by reference into the Annual Report, to be filed with the SEC.

Date:  March 30, 2006



By: /s/ BRENT C. JELLICOE
    ----------------------------------------
     Name:  Brent C. Jellicoe, P.Geo
     Title: Principal Consulting Geologist